AMENDMENT NO. 1
TO THE
SUPPLEMENTAL RETIREMENT PLAN
FOR EMPLOYEES OF
WEBSTER BANK

The Supplemental Retirement Plan for Employees of Webster Bank, as amended and restated effective as of January 1, 2003, is hereby amended as follows:

(1) Effective as of January 1, 2004, subparagraph (1) of the third paragraph of the section of the Plan entitled “General” is amended to read as follows:

(1)	a supplemental retirement income which equals the following:

(A)	with respect to all eligible employees other than the Chairman and Chief Executive Officer of the Bank and the President of the Bank who are in office on January 1, 2004, the excess of: (i) a retirement benefit payable in accordance with the terms of the Pension Plan, but determined: (A) without regard to the limitations of Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”); (B) without regard to the limitations of Code Section 401(a)(17); and (C) based on a definition of compensation that includes all of the employee’s bonuses; over (ii) the retirement benefit actually provided by the Pension Plan; and

(B)	with respect to the Chairman and Chief Executive Officer of the Bank and the President of the Bank who are in office on January 1, 2004, the excess of: (i) a retirement benefit equal to 60% of his high five year average compensation, pro rated for termination of employment prior to age 65 and determined: (A) without regard to the limitations of Code Section 415; (B) without regard to the limitations of Code Section 401(a)(17); and (C) based on a definition of compensation that includes all of the employee’s bonuses; over (ii) the sum of: (A) the retirement benefit actually provided by the Pension Plan; (B) projected Social Security retirement benefits commencing at age 65; and (C) any retirement benefits payable under a prior employer’s defined benefit pension plan;

and

(2) Effective as of January 1, 2004, Section 2 of Article II of the Plan is amended to read as follows:

Section 2. Amount of Supplemental Retirement Income.

(a) This Section 2(a) of Article II applies to all eligible Employees other than the Chairman and Chief Executive Officer of the Bank and the President of the Bank who are in office on January 1, 2004:

(i) The monthly amount of Supplemental Retirement Income payable to such an eligible Employee will be the excess, if any, of: (A) the Employee’s adjusted monthly retirement income, as determined under Section 2(a)(ii) of Article II; over (B) the Employee’s actual monthly retirement income under the Pension Plan.

(ii) For purposes of Section 2(a)(i)(A) of Article II, an Employee’s adjusted monthly retirement income shall be computed by using the applicable formula set forth in the Pension Plan, except that:

(A) the applicable formula set forth in the Pension Plan shall be applied without regard to the limitations on benefits of Section 415 of the Code;

(B) the applicable formula set forth in the Pension Plan shall be applied without regard to the limitations on compensation of Section 401(a)(17) of the Code; and

(C) the applicable formula set forth in the Pension Plan shall be applied by reference to the definition of compensation set forth in Section 2(c) of Article II.

The adjustments to the applicable formula set forth in the Pension Plan which are described in this Section 2(a)(ii) of Article II shall apply to all of the Employee’s years of service, including any years of service performed prior to the effective date of the Supplemental Plan or any amendment thereof.

(b) This Section 2(b) of Article II applies to the eligible Employees who are the Chairman and Chief Executive Officer of the Bank and the President of the Bank who are in office on January 1, 2004:

(i) The monthly amount of Supplemental Retirement Income payable to such an eligible Employee will be the excess, if any, of: (A) the Employee’s targeted monthly retirement income (as determined under Section 2(b)(ii) of Article II); over (B) the sum of: (1) the Employee’s actual monthly retirement income under the Pension Plan; (2) the Employee’s projected monthly Social Security retirement benefits commencing at age 65; and (3) the monthly retirement benefits payable under any defined benefit pension plan maintained or previously maintained by a prior employer of the Employee.

(ii) For purposes of Section 2(b)(i)(A) of Article II, an Employee’s targeted monthly retirement income is a monthly benefit commencing on the Employee’s normal retirement date and payable as a ten year certain annuity equal to: (A) 60%, multiplied by (B) the ratio (but not greater than one) of the number of the Employee’s years of vesting service as of the date of his termination of employment to the number of years of vesting service that the Employee would have had if his termination of employment had occurred on his normal retirement date; and multiplied further by (C) the Employee’s high five year average monthly compensation (as determined under Section 2(b)(iii) of Article II). For purposes of this Section 2(b)(ii) of Article II, years of vesting service and normal retirement date shall be determined under the terms of the Pension Plan.

(iii) For purposes of Section 2(b)(ii)(C) of Article II, an Employee’s high five year average monthly compensation equals one-twelfth of the average of the Employee’s annual compensation (as determined under Section 2(c) of Article II) for the five consecutive calendar years which produce the highest such average.

(iv) For purposes of Section 2(b)(ii) of Article II, an Employee’s targeted monthly retirement income shall be computed without regard to the limitations on benefits of Section 415 of the Code and without regard to the limitations on compensation of Section 401(a)(17) of the Code.

(c) In computing an Employee’s adjusted monthly retirement income under Section 2(a) of Article II and an Employee’s targeted monthly retirement income under Section 2(b) of Article II, the Employee’s compensation shall be calculated as follows:

(i) the Employee’s compensation shall be determined in accordance with the terms of the Pension Plan (including any amounts contributed at the election of the Employee to the 401(k) Plan, to an employee benefit plan under an arrangement described in Section 125 of the Code or to a qualified transportation fringe benefit plan described in Section 132(f)(4) of the Code, and excluding any income realized in connection with stock options or restricted stock, taxable fringe benefits, nondeductible moving expenses, and the taxable cost of group term life insurance); but

(ii) 100% of any bonuses paid to the Employee under the terms of the annual incentive plans maintained by the Bank, the Corporation or an Affiliate for the benefit of the Employee shall be included.

If an Employee elects to defer all or any portion of his or her bonus, such deferred bonus shall nevertheless be included in the Employee’s compensation during the calendar year in which it would have been paid to the Employee but for the deferral election.

(d) For purposes of calculating the monthly amount of an Employee’s Supplemental Retirement Income pursuant to Section 2(a) of Article II, an Employee’s adjusted monthly retirement income as determined under Section 2(a)(ii) of Article II and actual monthly retirement income under the Pension Plan shall each be based upon the actuarially equivalent ten year certain annuity form of payment commencing at normal retirement date (as determined under the terms of the Pension Plan).

For purposes of calculating the monthly amount of an Employee’s Supplemental Retirement Income pursuant to Section 2(b) of Article II, an Employee’s targeted monthly retirement income as determined under Section 2(b)(ii) of Article II, actual monthly retirement income under the Pension Plan and projected monthly Social Security retirement benefits commencing at age 65 shall each be based upon the actuarially equivalent ten year certain annuity form of payment commencing at normal retirement date (as determined under the terms of the Pension Plan). However, the monthly retirement benefits payable under any defined benefit pension plan maintained or previously maintained by a prior employer of the Employee shall be used unadjusted in calculating the Employee’s Supplemental Retirement Income, and shall not be actuarially adjusted to reflect a ten year certain annuity form of payment commencing at normal retirement date.

Actuarial equivalence shall be determined by applying the actuarial factors set forth in the Pension Plan.

(e) Notwithstanding the provisions of Section 2(d) of Article II, an Employee may elect to receive his or her Supplemental Retirement Income in any optional form of benefit available under the Pension Plan (other than as a lump sum). The monthly amount of Supplemental Retirement Income which such Employee would otherwise have received under the Supplemental Plan shall be adjusted by applying the same actuarial factors used in the Pension Plan in connection with such optional form of benefit. In addition, if the optional form of benefit elected by the Employee provides a survivor’s benefit, the calculation of the monthly amount of Supplemental Retirement Income shall be based upon the Beneficiary named by the Employee under the Supplemental Plan.

(f) Notwithstanding the provisions of Section 2(d) and Section 2(e) of Article II, if an Employee is entitled to receive a Supplemental Retirement Income under Section 2(b) of Article II and the Employee’s employment is involuntarily terminated following a change in control (as defined for purposes of any change in control or employment agreement entered into between the Employee and the Bank or any Affiliate of the Bank), then:

(i) the Employee’s targeted monthly retirement income (as determined under Section 2(b)(ii) of Article II) shall be calculated by taking into account the service which the Employee would have performed, and the compensation which the Employee would have received, if he had remained actively employed during the period of time in which he is entitled to receive severance benefits under the terms of such change in control or employment agreement;

(ii) the ratio in Section 2(b)(ii)(B) of Article II shall be deemed to equal one if the Employee has more than twenty-five (25) years of vesting service as of the date of his termination of employment; and

(iii) the excess of the Supplemental Retirement Income that the Employee would be entitled to receive by applying the provisions of Section 2(f)(i) and Section 2(f)(ii) of Article II over the Supplemental Retirement Income that the Employee would be entitled to receive without regard to the provisions of Section 2(f)(i) and Section 2(f)(ii) of Article II will be paid to the Employee in an actuarially equivalent single lump sum as soon as possible following the change in control. The Supplemental Retirement Income that the Employee would be entitled to receive without regard to the provisions of Section 2(f)(i) and Section 2(f)(ii) of Article II will be paid to the Employee in accordance with the remaining provisions of this Article II. For purposes of this Section 2(f)(iii) of Article II, actuarial equivalence shall be determined by applying the actuarial factors set forth in the Pension Plan.

(g) If an Employee dies after having commenced to receive his or her Supplemental Retirement Income and the form of payment elected by the Employee provides for the payment of a survivor’s benefit, such survivor’s benefit shall be payable in accordance with the form of benefit, and to the Beneficiary, elected by the Employee.

If an Employee dies prior to having commenced to receive his or her Supplemental Retirement Income and while in the service of the Bank, the Corporation or an Affiliate, and if such Employee’s survivor is eligible to receive a survivor’s benefit under the Pension Plan, then a Supplemental Retirement Income shall be payable to the surviving Spouse of the Employee (if he or she was married at the time of death) or to the surviving Beneficiary of the Employee (if he or she was not married at the time of death). The monthly amount of such Supplemental Retirement Income shall be calculated in the same manner and by applying the same actuarial factors as the pre-retirement survivor’s benefit is calculated under the Pension Plan.

(3) Effective as of January 1, 2004, Section 4(c) of Article II of the Plan is amended to read as follows:

(c) A Supplemental Retirement Income shall be subject to the same actuarial adjustments, and shall be subject to all of the same conditions, privileges and restrictions, as are applicable to benefits payable in the same form and at the same time to an Employee (or to the survivor of an Employee) under the Pension Plan. In particular, if an Employee (or the survivor of an Employee) commences to receive a Supplemental Retirement Income prior to the Employee’s normal retirement date (as defined under the terms of the Pension Plan), the Supplemental Retirement Income shall be actuarially reduced to reflect the early commencement of the benefit in accordance with the actuarial factors and other provisions of the Pension Plan; provided, however, that in adjusting the Supplemental Retirement Income payable under Section 2(b) of Article II to reflect the early commencement of the benefit: (i) first, calculate the excess, if any, of: (A) the Employee’s targeted monthly retirement income (as determined under Section 2(b)(ii) of Article II); over (B) the sum of: (1) the Employee’s actual monthly retirement income under the Pension Plan and (2) the Employee’s projected monthly Social Security retirement benefits commencing at age 65; (ii) second, adjust the amount in subsection (i) in order to reflect the early commencement of the benefit in accordance with the actuarial factors and other provisions of the Pension Plan; and (iii) third, offset the result in subsection (ii), on a dollar for dollar basis, by the monthly retirement benefits payable under any defined benefit pension plan maintained or previously maintained by a prior employer of the Employee.

(4) All section numbers and cross references thereto are appropriately amended to effectuate the intention of the foregoing amendments.

Dated at Waterbury, Connecticut the            day of      , 20 .

ATTEST:	WEBSTER BANK

By

Its Secretary	Title: